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                                                                   EXHIBIT 99.1



      COMPASS AEROSPACE CORPORATION ANNOUNCES SALE OF OPERATIONS IN THE UK

Santa Ana, CA - March 16, 2001 - Compass Aerospace Corporation announced today that it has concluded the sale of its operations in the United Kingdom, the Trim Engineering group of companies ("Trim"). Net sale proceeds of approximately $44 million will be used to reduce senior secured debt. Further proceeds of up to approximately $5 million may be received depending on the performance of the Trim business over the next year and the resolution of certain other matters.

Compass is party to a credit agreement with a group of banks. Amendment No. 5 to the credit agreement expired on January 31, 2001 and the credit agreement has not been further amended. Compass has received a reservation of rights letter from the agent for the banks. Disbursements of proceeds from the sale of Trim have been agreed with the bank group and generally follow the terms outlined in Amendment No. 5.

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Compass Aerospace Corporation, headquartered in Santa Ana, CA, manufactures precision parts for the aerospace industry and manages outsourced sub-assembly and manufacturing kit programs, which contain parts manufactured by Compass.